TOYS“R”US, INC. REPORTS RESULTS FOR FIRST QUARTER 2016

•	Consolidated same store sales grew by 0.9% for the quarter, led by the ninth consecutive quarter of International growth

•	Adjusted EBITDA[1] increased by 13% for the quarter, resulting in LTM[1] Adjusted EBITDA of $809 million

•	Operating loss improved by $23 million to $7 million

•	Net Leverage[2] improved versus prior year by 0.9x to 5.9x

WAYNE, NJ (June 14, 2016) - Toys“R”Us, Inc. today reported financial results for the first quarter ended April 30, 2016.
“During this challenging quarter for retail, we remained focused on improved execution and our results reflect those efforts,” said Dave Brandon, Chairman and Chief Executive Officer, Toys“R”Us, Inc. “We grew our international and domestic same store sales, while maintaining the financial discipline we have worked to achieve. We have more work to do but this is a positive start as we look to further transform the customer experience whenever, wherever and however they choose to shop with us.”
First Quarter Highlights3

•
Consolidated same store sales increased 0.9%. International grew by 2.5% mainly attributable to an increase in the learning, baby and core toy categories, partially offset by a decline in the entertainment category (which includes electronics, video game hardware and software). Domestic was up 0.1% primarily due to an increase in the core toy and learning categories, partially offset by a decline in the entertainment category.

•
Consolidated net sales were $2,319 million, a decrease of $6 million compared to the prior year period. The decrease in net sales was mainly attributable to Domestic store closures, which included our Times Square and FAO Schwarz flagship stores, partially offset by International and Domestic same store sales growth.

•
Gross margin dollars were $846 million, compared to $862 million for the prior year period, a decline of $16 million. Gross margin rate was 36.5%, a decrease of 60 basis points. Domestic and International gross margin rates declined by 60 basis points and 80 basis points, respectively, primarily due to an increase in promotional sales, partially offset by a sales mix away from lower margin entertainment products.

•
SG&A decreased by $22 million to $805 million, compared to $827 million in the prior year period. The decrease in SG&A was primarily due to a $22 million decline in occupancy costs, predominantly as a result of the closure of our flagship stores.

•
Operating loss was $7 million, compared to $30 million in the prior year period. International segment operating earnings improved by $13 million, mainly due to a reduction in operating expenses and improved gross margin dollars. Domestic segment operating earnings improved by $6 million, primarily as a result of SG&A savings. Corporate overhead decreased by $4 million.

•	Adjusted EBITDA[1] for the quarter improved by $9 million to $79 million, compared to $70 million in the prior year period.

•	Net loss was $126 million, compared to $140 million, an improvement of $14 million.
The Company updated the timeline for its new Domestic e-commerce platform to a scheduled launch in 2017. In addition, the Company has recruited and hired a newly created Global Chief Technology Officer and a new Chief Information Officer to ensure a successful transition.
As previously announced, the Company entered into an agreement to refinance a portion of its outstanding debt that was due to mature in 2017 and 2018. “This represents a significant step forward in our efforts to create a stronger financial foundation,” said Mr. Brandon.
Liquidity and Capital Spending
The Company, including Toys“R”Us-Delaware, Inc., ended the first quarter with total liquidity of $1.0 billion, which was comprised of cash and cash equivalents of $458 million and availability under committed lines of credit of $582 million. Toys“R”Us-Delaware, Inc. ended the quarter with $571 million of liquidity, which was comprised of cash and cash equivalents of $179 million and availability under its revolving line of credit of $392 million.
For the first quarter, capital spending was $50 million, compared to $43 million in the prior year, an increase of $7 million.
1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA for Toys“R”Us, Inc. and Toys“R”Us-Delaware, Inc., and management’s reasons for using these measures, are set forth at the end of this press release. LTM Adjusted EBITDA represents Adjusted EBITDA for the last twelve months.
2 Net Leverage represents total debt outstanding less cash and cash equivalents and restricted cash attributed to debt as of the end of the quarter, divided by LTM Adjusted EBITDA. The Company adopted a new accounting pronouncement, effective January

31, 2016, which revised the balance sheet presentation of debt issuance costs from an asset to a deduction from the carrying amount of debt and as such, revised previously disclosed Net Leverage.
3 Discussion excludes the impact of foreign currency translation, which was insignificant to first quarter 2016, with a $3 million negative impact to net sales, a $2 million negative impact to gross margin dollars, a $1 million favorable impact to SG&A and a $2 million negative impact to operating loss.
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 871 Toys“R”Us and Babies“R”Us stores in the United States, Puerto Rico and Guam, and in more than 755 international stores and 250 licensed stores in 37 countries and jurisdictions. With its strong portfolio of e-commerce sites including Toysrus.com and Babiesrus.com, the company provides shoppers with a broad online selection of distinctive toy and baby products. Toys“R”Us, Inc. is headquartered in Wayne, NJ, and has an annual workforce of approximately 62,000 employees worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need. For more information, visit Toysrusinc.com or follow @ToysRUsNews on Twitter.
Forward-Looking Statements
All statements that are not historical facts in this press release, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, future financings, refinancings including exchange offers, debt repayments, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth in our reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.
# # #
For more information please contact:
Lenders and Note Investors:
Chetan Bhandari, Senior Vice President, Corporate Finance & Treasurer at 973-617-5841 or Chetan.Bhandari@toysrus.com
Media:
Amy von Walter, Executive Vice President, Global Communications & Public Relations at 201-815-9512 or Amy.vonWalter@toysrus.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended
(In millions)	April 30, 2016	May 2, 2015
Net sales	$2,319	$2,325
Cost of sales	1,473	1,463
Gross margin	846	862
Selling, general and administrative expenses	805	827
Depreciation and amortization	80	87
Other income, net	(32)	(22)
Total operating expenses	853	892
Operating loss	(7)	(30)
Interest expense	(123)	(114)
Interest income	1	1
Loss before income taxes	(129)	(143)
Income tax benefit	(4)	(4)
Net loss	(125)	(139)
Less: Net earnings attributable to noncontrolling interest	1	1
Net loss attributable to Toys “R” Us, Inc.	$(126)	$(140)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	April 30, 2016	January 30, 2016	May 2, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$458	$680	$453
Accounts and other receivables	249	225	226
Merchandise inventories	2,433	2,270	2,164
Current deferred tax assets	—	—	43
Prepaid expenses and other current assets	144	113	154
Total current assets	3,284	3,288	3,040
Property and equipment, net	3,163	3,163	3,267
Goodwill	64	64	64
Deferred tax assets	104	96	131
Restricted cash	54	52	54
Other assets	255	247	266
Total Assets	$6,924	$6,910	$6,822

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,352	$1,699	$1,277
Accrued expenses and other current liabilities	817	994	844
Income taxes payable	33	32	16
Current portion of long-term debt	83	73	202
Total current liabilities	2,285	2,798	2,339
Long-term debt	5,185	4,612	4,921
Deferred tax liabilities	64	64	117
Deferred rent liabilities	347	345	346
Other non-current liabilities	265	245	258
Temporary equity	119	111	85
Total stockholders’ deficit	(1,341)	(1,265)	(1,244)
Total Liabilities, Temporary Equity and Stockholders’ Deficit	$6,924	$6,910	$6,822

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	13 Weeks Ended
(In millions)	April 30, 2016	May 2, 2015
Cash Flows from Operating Activities:
Net loss	$(125)	$(139)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	80	87
Amortization and write-off of debt issuance costs and debt discount	9	11
Deferred income taxes	2	2
Non-cash portion of asset impairments and other charges	—	6
Unrealized gains on foreign exchange	(13)	(5)
Other	16	—
Changes in operating assets and liabilities:
Accounts and other receivables	7	16
Merchandise inventories	(101)	(98)
Prepaid expenses and other operating assets	(21)	(24)
Accounts payable, Accrued expenses and other liabilities	(576)	(466)
Income taxes payable, net	(22)	(20)
Net cash used in operating activities	(744)	(630)
Cash Flows from Investing Activities:
Capital expenditures	(50)	(43)
Proceeds from sales of fixed assets	2	2
Increase in restricted cash	—	(1)
Net cash used in investing activities	(48)	(42)
Cash Flows from Financing Activities:
Long-term debt borrowings	563	478
Long-term debt repayments	(9)	(54)
Short-term debt borrowings, net	5	6
Capitalized debt issuance costs	(1)	—
Distribution to noncontrolling interest	(12)	—
Net cash provided by financing activities	546	430
Effect of exchange rate changes on Cash and cash equivalents	24	(3)
Cash and cash equivalents:
Net decrease during period	(222)	(245)
Cash and cash equivalents at beginning of period	680	698
Cash and cash equivalents at end of period	$458	$453

OPERATING METRICS
(Unaudited)

	13 Weeks Ended
	April 30, 2016	May 2, 2015
Domestic Segment:
Operating Data
Gross margin as a percentage of net sales	35.3%	35.9%
Same store sales	0.1%	(2.3)%
Change in number of transactions	(0.4)%	(4.1)%
Change in average basket size	0.5%	1.8%
Net Sales by Product Category
Baby	48.8%	48.6%
Core Toy	13.8%	12.9%
Entertainment	5.7%	7.2%
Learning	17.8%	17.6%
Seasonal	13.6%	13.1%
Other (1)	0.3%	0.6%
Total	100%	100%

International Segment:
Operating Data
Gross margin as a percentage of net sales	38.4%	39.2%
Same store sales (2)	2.5%	1.2%
Change in number of transactions	(1.5)%	0.9%
Change in average basket size (2)	4.0%	0.3%
Net Sales by Product Category
Baby	26.9%	26.6%
Core Toy	20.6%	20.5%
Entertainment	5.3%	6.4%
Learning	29.0%	27.7%
Seasonal	17.3%	17.9%
Other (3)	0.9%	0.9%
Total	100%	100%

Consolidated:
Operating Data
Gross margin as a percentage of net sales	36.5%	37.1%
Same store sales (2)	0.9%	(1.0)%
Change in number of transactions	(0.9)%	(1.9)%
Change in average basket size (2)	1.8%	0.9%

(1)	Consists primarily of non-product related revenues.

(2)	Excludes the impact of foreign currency translation.

(3)	Consists primarily of non-product related revenues, including licensing revenue from unaffiliated third parties.

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
Reconciliation of Net loss attributable to Toys “R” Us, Inc. to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		LTM
(In millions)	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
Net loss attributable to Toys “R” Us, Inc.	$(126)	$(140)	$(117)	$(236)

Add:
Income tax (benefit) expense	(4)	(4)	77	30
Interest expense, net	122	113	435	453
Depreciation and amortization	80	87	336	360
EBITDA	72	56	731	607

Adjustments:
Compensation expense (a)	7	3	28	25
Certain transaction costs (b)	5	1	17	(1)
Litigation (c)	4	—	3	(8)
Sponsors’ management and advisory fees (d)	2	5	3	17
Severance	2	5	21	11
Net earnings attributable to noncontrolling interest	1	1	6	5
Foreign currency re-measurement (e)	(13)	(6)	4	9
Property losses, net of insurance recoveries (f)	(1)	—	(2)	(9)
Impairment of long-lived assets	—	2	14	12
Store closure costs (g)	—	4	3	3
Net gains on sales of properties	—	(1)	(19)	(6)
Obsolete inventory clearance (h)	—	—	—	20
Adjusted EBITDA (i)	$79	$70	$809	$685

A reconciliation of Net (loss) earnings to EBITDA and Adjusted EBITDA for Toys “R” Us-Delaware, Inc. is as follows:

	13 Weeks Ended		LTM
(In millions)	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
Net (loss) earnings	$(56)	$(78)	$7	$(180)

Add:
Income tax expense	2	1	28	8
Interest expense, net	45	47	154	201
Depreciation and amortization	51	57	219	236
EBITDA	42	27	408	265

Adjustments:
Compensation expense (a)	1	2	(1)	16
Certain transaction costs (b)	3	—	10	(2)
Litigation (c)	—	—	—	(8)
Sponsors’ management and advisory fees (d)	2	4	4	15
Severance	1	4	11	7
Foreign currency re-measurement (e)	(13)	(6)	4	9
Property losses, net of insurance recoveries (f)	—	—	(1)	(9)
Impairment of long-lived assets	—	1	1	5
Store closure costs (g)	7	7	10	24
Net gains on sales of properties	—	—	(1)	(1)
Obsolete inventory clearance (h)	—	—	—	20
Adjusted EBITDA (i)	$43	$39	$445	$341

(a)	Represents the incremental compensation expense related to certain one-time awards and modifications, net of forfeitures of certain officers’ awards.

(b)	Represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.

(c)	Represents certain litigation expenses and settlements recorded for legal matters.

(d)
Represents the fees expensed to our Sponsors in accordance with the advisory agreement. In June 2015, the advisory agreement was amended in order to reduce the advisory fees payable in fiscal 2015 and thereafter from $17 million to $6 million annually.

(e)
Represents the unrealized gain on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility due fiscal 2019 attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee.

(f)	Represents property losses and insurance claims recognized.

(g)	Represents store closure costs, net of lease surrender income.

(h)	Represents an incremental loss on previously identified clearance inventory, as well as, third party fees associated with our clearance efforts.

(i)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, noncontrolling interest, net gains on sales of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.